SETTLEMENT AND RELEASE AGREEMENT

THIS AGREEMENT is made between Rise Gold Corp. ("**Rise**") and Klondike Gold Corp. ("**Klondike**") as of July 17, 2017 (the "**Effective Date**").

WHEREAS:

A. Rise and Klondike entered into a Property Purchase Agreement (the "**Purchase Agreement**") dated the 26th day of May, 2016 respecting certain mineral claims located in southeast British Columbia;

B. Rise and Klondike entered into an Assignment and Transfer Agreement (the "**Assignment Agreement**") dated July 13, 2016 in connection with the Purchase Agreement;

C. Rise has commenced an action against Klondike in the Supreme Court of British Columbia, Vancouver Registry, Court File No. VLC-S-S-175592 (the "**Claim**") for among other things, rescission of the Purchase Agreement and the Assignment Agreement and damages;

D. Rise and Klondike wish to resolve their dispute.

THEREFORE, in consideration of the mutual terms and covenants contained in this Agreement, including the payment by Rise to Klondike as provided for in this Agreement, the parties hereby agree as follows:

1. The parties hereby terminate any and all disputes, disagreements and/or any contention between them related to or arising out or that may arise as a result of the Purchase Agreement, Assignment Agreement and the Claim.

2. Rise shall pay to Klondike the sum of CDN$100,000.00 ("**Settlement Payment**") on Monday, July 17, 2017 by wire transfer or by certified cheque or bank draft drawn on the account of a Canadian bank or financial institution, to Farris Vaughn Wills & Murphy LLP ("**Farris**") in trust, counsel for Klondike. Farris shall hold the Settlement Payment and not remit it to Klondike until a fully executed original of this Agreement has been received by Rise through its counsel.

3. Rise hereby assigns any beneficial interest it owns or holds in the Property (as defined the Assignment Agreement) to Klondike and remits all such interests to Klondike.

4. Each of the parties shall be released from their obligations under the Purchase Agreement and the Assignment Agreement.

5. The parties agree to execute any documents necessary to give effect to this Agreement including any documents to discontinue the Claim.

6. Rise does, for itself, and any past or present director, officer, employee or advisor of Klondike and their respective heirs, executors, administrators, advisors, successors and assigns (collectively, the "**Rise Releasors**") hereby remise, release and forever discharge Klondike and any past or present director, officer, employee or advisor of Klondike and their respective heirs, executors, administrators, advisors, successors and assigns (collectively the "**Klondike Releasees**") of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, understandings, contracts, agreements, controversies, judgments, consequential damages, compensatory damages, punitive damages, interest, costs, expenses, claims, liabilities and demands of any kind or nature, whatsoever, howsoever and wheresoever arising, whether at law or in equity, known or unknown, whether presently accrued or unaccrued, that the Rise Releasors now have or at any time hereafter can, shall or may have against the Klondike Releasees, by reason of any cause, act, deed, matter, thing, or omission, existing up to and including the Effective Date related to or concerning the Purchase Agreement, Assignment Agreement and the Claim.

7. Klondike does, for itself, and any past or present director, officer, employee or advisor of Klondike and their respective heirs, executors, administrators, advisors, successors and assigns (collectively, the "**Klondike Releasors**"), hereby remise, release and forever discharge Rise and any past or present director, officer, employee or advisor of Rise and their respective heirs, executors, administrators, advisors, successors and assigns (collectively, the "**Rise Releasees**") of and from all manner of actions, causes of actions, suits, debts, dues, accounts, bonds, covenants, understandings, contracts, agreements, controversies, judgments, consequential damages, compensatory damages, punitive damages, interest, costs, expenses, claims, liabilities and demands of any kind or nature, whatsoever, howsoever and wheresoever arising, whether at law or in equity, known or unknown, whether presently accrued or unaccrued, that the Klondike Releasors now have or at any time hereafter can, shall or may have against the Rise Releasees, by reason of any cause, act, deed, matter, thing, or omission, existing up to and including the date hereof, related to or concerning the Purchase Agreement, Assignment Agreement and the Claim.

8. Klondike and Rise acknowledge that they are aware that they may hereafter discover claims, legal theories or facts in addition to or different from those which they now know or believe to be true with respect to the matters released in paragraphs 6 and 7 herein, but that it is the intention of the parties hereto to fully, finally, and forever settle and release all such matters and all claims relative thereto which do exist, may exist or heretofore have existed, related to or concerning the Purchase Agreement, Assignment Agreement and the Claim. In furtherance of such intentions, the release given herein shall be and remain in effect as full and complete releases of any such additional or different claims, legal theories or facts relative thereto.

9. This Release shall be binding upon the Rise Releasors and the Klondike Releasors and each of their respective successors and assigns or any past or present director, officer, employee or adviser, as the case may be, and enure to the benefit of each of the Klondike Releasees and Rise Releasees, and each of their respective successors and assigns, or any past or present director, officer, employee or adviser, as the case may be.

10. This Release may be executed in one or more counterparts, which together shall constitute a single instrument.

IN WITNESS WHEREOF the Klondike Releasors and the Rise Releasors have executed this Release effective the 17th day of July 2017.

RISE GOLD CORP.

Per: ______________________
Authorized Signatory

KLONDIKE GOLD CORP.

Per: ______________________
Authorized Signatory